EXHIBIT 10.32

Summary of Executive Salary and Bonus Arrangements

The table below summarizes the current annual salary and bonus arrangements we have with each of our executive officers, and provides information regarding salary and bonus amounts paid to each of our executive officers in 2006. All of the compensation arrangements we have with our executive officers, including with respect to annual salaries and bonuses, are reviewed and may be modified from time to time by the Compensation Committee of our Board of Directors. The Compensation Committee approved the annual salary and bonus arrangements noted in the table below.

We generally pay bonuses, if any, to our executive officers on a quarterly basis. Certain of our executive officers participate in the executive bonus plan that was adopted by the Compensation Committee on February 9, 2005, a description of which is filed as Exhibit 10.23 to the accompanying Annual Report on Form 10-K. In addition to the bonus arrangements noted in the table below, all of our executive officers are eligible for discretionary bonuses as determined from time to time by the Compensation Committee.

We have written employment arrangements with each of our executive officers, and a copy of each such employment arrangement is filed as an exhibit to the accompanying Annual Report on Form 10-K. The non-salary and bonus components of our compensation arrangements with our executive officers, including with respect to severance, option grants and other benefits, are described in those respective agreements.

Executive Officer	Annual Base Salary	Bonus
Frank F. Khulusi
Chairman, President and Chief Executive Officer	2007: $800,000(1) 2006: $763,855	2007: (2) 2006: $212,426(3)
Theodore R. Sanders
Chief Financial Officer	2007: $300,000 2006: $300,000	2007: (2) 2006: $67,083
Kristin M. Rogers
Executive Vice President—Sales	2007: $300,000(4) 2006: $295,587	2007: (2) 2006: $79,047
Daniel J. DeVries
Executive Vice President—Marketing	2007: $257,500 2006: $257,500	2007: (2) 2006: $ 48,145
Robert I. Newton
General Counsel	2007: $250,000 2006: $250,000	2007: (5) 2006: $ 77,500

(1)	On October 28, 2004, the Compensation Committee increased Mr. Khulusi’s annual base salary from $600,000 to $800,000. In May 2005, Mr. Khulusi voluntarily elected to reduce his annual base compensation from $800,000 to $600,000. On March 1, 2006, the Compensation Committee restored the annual base salary of Mr. Khulusi back to $800,000. No other terms of Mr. Khulusi’s employment arrangements were modified.
(2)	Messrs. Khulusi, Sanders and DeVries and Ms. Rogers are eligible to participate in our executive bonus plan, pursuant to which a bonus pool is determined based upon the achievement of specified quantitative criteria and allocated in the discretion of the Compensation Committee.
(3)	Messr. Khulusi elected to not receive his bonus relating to the quarters ended March 31, 2006 and June 30, 2006 in the amount of $13,718 and $38,228, and elected to receive only half of his $111,910 bonus relating to the quarter ended September 30, 2006 in the amount of $55,955. As such, Messr. Khulusi was not paid a total of $107,901.
(4)	On January 31, 2006, the Compensation Committee increased Ms. Rogers’ annual base salary from $257,500 to $300,000 effective February 1, 2006. No other terms of Ms. Rogers’ employment arrangements were modified.
(5)	Mr. Newton is eligible for an annual bonus of up to $50,000, as well as for discretionary bonuses as determined from time to time by the Compensation Committee.